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                     May 22, 2023

       Joseph G. Taylor
       Chief Financial Officer
       Brinker International, Inc.
       3000 Olympus Blvd
       Dallas, Texas 75019

                                                        Re: Brinker
International, Inc.
                                                            Form 10-K for the
Year Ended June 29, 2022
                                                            Filed August 26,
2022
                                                            Form 8-K Furnished
February 1, 2023
                                                            File No. 001-10275

       Dear Joseph G. Taylor:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services